Sabre reports full year 2025 results
Company meets fourth quarter guidance for revenue and Pro Forma Adjusted EBITDA; advances AI strategic initiatives
Business Highlights:
•Repaid >$1 billion of debt and reduced net leverage
•Improved debt maturity profile with over 90% of debt maturing in 2029 or later
•Ended year with strong cash balance of $910 million, $98 million of which is restricted for debt repayments in Q1'26
•Commercial momentum with positive air distribution bookings growth for 2025, and growth of 4% in Q4'25 with 7% in December
•Generated a two percentage point year-on-year improvement in operating margin
•Announced agentic APIs and a proprietary MCP (model context protocol) server designed to power how travel is expected to be searched, booked, and serviced in the future
•Expanded Sabre's AI platform through strategic partnerships, with:
◦PayPal and Mindtrip to deliver the industry's first end-to-end agentic AI experience for travel
◦BizTrip to develop new AI‑powered corporate travel assistants
◦Virgin Australia utilizing Sabre's all-in-one generative AI chat solution
•Leading competitive set with 42 NDC connections, an increase of 15 during 2025

2025 Financial Results:
•Revenue totaled $667 million in Q4 and $2,771 million for the full year
•Operating income totaled $21 million in Q4 and $295 million for the full year
•Net loss attributable to common stockholders totaled $103 million in Q4 and net income attributable to common stockholders totaled $525 million for the full year
•Adjusted EBITDA(1) of $110 million in Q4 and $500 million for the full year
•Normalized Adjusted EBITDA(1) of $119 million in Q4 and $536 million for the full year

SOUTHLAKE, Texas – February 18, 2026 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2025.

"Sabre ended the year with strong momentum and we believe is well-positioned for accelerating performance ahead. Despite a challenging 2025, we strengthened our balance sheet, and generated full-year positive Pro Forma Free Cash Flow. We also made progress advancing Sabre's leadership position in developing AI solutions for the travel industry," said Kurt Ekert, President and CEO.

Ekert continued, "With an improving travel industry backdrop in early 2026, and continued growth from our SabreMosaic Marketplace, we expect a meaningful acceleration in year-on-year volume and revenue growth. Our commitment to innovation positions us well to drive consistent long-term growth and value creation, and we believe our leadership position in agentic AI, could drive additional revenue growth in the future."

Q4 2025 Financial Summary

Fourth quarter revenue totaled $667 million, compared to $645 million in the fourth quarter of 2024.
•Distribution revenue increased by $27 million, or 5%, to $527 million, driven by a $20 million increase in transaction-based revenue primarily due to an increase in distribution bookings and favorable travel supplier mix and rate impacts as well as a $7 million increase in other revenue.
◦Total bookings, net of cancellations, totaled 83 million, an increase of 3% from fourth quarter 2024 levels.
◦Average booking fee totaled $6.31, a 2% improvement versus $6.17 in the fourth quarter of 2024.
•IT Solutions revenue declined by $5 million, or 4%, to $140 million primarily due to revenue recorded in the prior year that did not reoccur.

Operating income totaled $21 million versus $46 million in the fourth quarter of 2024. The decrease in operating income was driven by a restructuring charge associated with the inflation offset program accrued in the current period that will be implemented in 2026 and increased incentive expenses. These items were partially offset by lower labor and professional services, and the items impacting revenue described above.

Net loss attributable to common stockholders totaled $103 million, versus a loss of $75 million in the fourth quarter of 2024. The increase in net loss attributable to common stockholders was primarily driven by the items impacting operating income described above, a reduction in income tax benefit of $8 million, a loss on the extinguishment of debt of $5 million as a result of the refinancing activity that occurred in the quarter, and an increase in interest expense. These items were partially offset by an $8 million decrease in debt modification costs.

Normalized Adjusted EBITDA1 was $119 million, an improvement versus Normalized Adjusted EBITDA1 of $108 million in the fourth quarter of 2024. The improvement in Normalized Adjusted EBITDA1 was driven by the items impacting revenue described above and a decrease in labor and professional services, partially offset by increased incentive expenses.

With regards to Sabre's fourth quarter 2025 cash flows (versus prior year):
•Cash provided by operating activities totaled $139 million (vs. $76 million)
•Cash used in investing activities totaled $23 million (vs. $15 million)
•Cash provided by financing activities totaled $119 million (vs. used in $6 million)
•Capitalized expenditures totaled $23 million (vs. $15 million)

Free Cash Flow1 for the quarter was $116 million, versus Free Cash Flow1 of $61 million in the fourth quarter of 2024. Pro Forma Free Cash Flow1 was $116 million in the quarter. Fourth quarter 2025 Free Cash Flow1 includes $19 million of refinancing disbursements and interest paid earlier than previously expected due to refinancing activity that occurred during the quarter.

Full Year 2025 Financial Summary

Full year revenue totaled $2.8 billion, compared to $2.7 billion in 2024.
•Distribution revenue increased by $43 million, or 2%, to $2.2 billion driven by a $29 million increase in other revenue, and a $14 million increase in transaction-based revenue due to favorable rate impacts and an increase in volumes.
◦Total bookings, net of cancellations, totaled 365 million, an increase of 1% from 2024 levels.
◦Average booking fee totaled $6.07, a 1% improvement versus $5.98 in 2024.
•IT Solutions revenue decreased by $17 million, or 3%, to $554 million driven by a $15 million decrease due to the impact of de-migrations from carriers who de-migrated prior to 2024, a $9 million decrease in other revenue, partially offset by a $7 million increase in volume growth.

Operating income was $295 million, an improvement versus $242 million in 2024. The improvement in operating income was driven by lower labor and professional services, the items impacting revenue described above, a decrease in technology expenses, and lower depreciation and amortization. These impacts were partially offset by increased incentive expenses and a restructuring charge associated with the inflation offset program accrued in the fourth quarter of 2025 that will be implemented in 2026.

Loss from continuing operations totaled $255 million, an improvement versus a loss of $272 million in the fourth quarter of 2024. The improvement in net loss from continuing operations was driven by the improvement in operating income described above, $18 million of transition services agreement income, net, associated with the Hospitality Solutions disposition in the current year, a decrease of $8 million in debt modification costs, and a $5 million decrease in interest expense. These items were partially offset by a loss on the extinguishment of debt of $91 million as a result of refinancing activity that occurred during 2025 versus a loss on the extinguishment of debt of $38 million during 2024 and an increase of $12 million of income tax expense.

Net income attributable to common stockholders totaled $525 million versus a net loss of $279 million in 2024. The increase in net income attributable to common stockholders was primarily driven by the gain on sale recognized from the disposition of Hospitality Solutions and the items impacting net loss from continuing operations described above.

Normalized Adjusted EBITDA1 was $536 million, an improvement versus Normalized Adjusted EBITDA1 of $485 million in 2024. The improvement in Normalized Adjusted EBITDA1 was driven by the items impacting revenue described above and a decrease in labor and professional services, a decrease in technology expenses, and a decrease in general and administrative expenses due to a sales tax refund in 2025. These impacts were partially offset by increased incentive expenses.

With regard to Sabre's full year 2025 cash flows (versus prior year):
•Cash used in operating activities totaled $109 million (vs. used in $70 million)
•Cash used in investing activities totaled $74 million (vs. $25 million)
•Cash used in financing activities totaled $686 million (vs. provided by $40 million)
•Capitalized expenditures totaled $83 million (vs. $80 million)

Free Cash Flow1 for the full year was negative $192 million, versus Free Cash Flow of negative $9 million in 2024. Free Cash Flow includes the impact of $227 million of payment-in-kind interest that was recorded to cash flow from operations in conjunction with the refinancing activity in the second quarter of 2025 and $19 million of refinancing disbursements and interest paid earlier than previously expected due to refinancing activity that occurred during the fourth quarter of 2025.

Pro Forma Free Cash Flow1 was $57 million in 2025. This includes $19 million of refinancing disbursements and interest paid earlier than previously expected due to refinancing activity that occurred during the fourth quarter.

Financial Results

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change (B/W)	2025	2024	% Change (B/W)
Total Company:

Revenue	$666,525	$644,862	3	$2,770,983	$2,744,845	1
Distribution Revenue	$526,801	$499,771	5	$2,216,990	$2,173,619	2
IT Solutions Revenue	$139,724	$145,091	(4)	$553,993	$571,226	(3)
Operating Income	$21,341	$46,091	(54)	$295,495	$241,849	22
Operating Margin	3.2%	7.1%		10.7%	8.8%
Net income (loss) attributable to common stockholders	$(103,099)	$(74,698)	(38)	$524,617	$(278,759)	288
Diluted net income (loss) per share attributable to common stockholders (EPS)	$(0.26)	$(0.20)	(30)	$1.34	$(0.73)	284
Net Income (Loss) Margin	(15.5)%	(11.6)%		18.9%	(10.2)%
Adjusted EBITDA(1)	$110,482	$98,292	12	$500,190	$447,186	12
Adjusted EBITDA Margin(1)	16.6%	15.2%		18.1%	16.3%
Normalized Adjusted EBITDA(1)	$118,717	$107,930	10	$535,581	$484,964	10
Normalized Adjusted EBITDA Margin(1)	17.8%	16.7%		19.3%	17.7%
Adjusted Net Loss(1)	$(4,918)	$(29,506)	83	$(14,835)	$(75,858)	80
Adjusted EPS(1)	$(0.01)	$(0.08)	88	$(0.04)	$(0.20)	80
Cash provided by (used in) operating activities	$139,291	$75,712	84	$(108,864)	$70,249	(255)
Cash used in investing activities	$(23,468)	$(14,686)	(60)	$(73,820)	$(24,993)	(195)
Cash provided by (used in) financing activities	$118,657	$(6,477)	NM	$(685,751)	$39,572	NM
Capitalized expenditures	$(23,468)	$(14,686)	(60)	$(82,887)	$(79,527)	(4)
Free Cash Flow(1)	$115,823	$61,026	90	$(191,751)	$(9,278)	NM
Pro Forma Free Cash Flow(1)	$115,823	$70,664		$57,100	$28,500
Net Debt (total debt, less cash and cash equivalents)				$3,740,477	$4,496,441

Volume Metrics:

Total Bookings	83,472	80,982	3	365,261	363,217	1
Air Bookings	69,976	67,468	4	308,490	307,511	—
Lodging, Ground and Sea Bookings	13,496	13,514	—	56,771	55,706	2
Passengers Boarded	176,032	170,032	4	695,423	684,136	2

(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below
NM - not meaningful

Business and Financial Outlook

The Company is providing the first quarter and full year 2026 outlook included below on a pro forma basis to give effect to the sale of the Hospitality Solutions business. Pro forma adjustments include an adjustment to remove costs previously allocated to Hospitality Solutions, but that do not meet the GAAP definition for discontinued operations reporting. We believe this presentation will enhance investors' ability to evaluate and compare the Company's operations on a go-forward basis.

With respect to the first quarter and full-year 2026 financial outlook below:

•First quarter Pro Forma Adjusted EBITDA guidance consists of expected net loss from continuing operations of approximately $56 million; less impact of acquisition-related amortization of approximately $8 million; expected stock-based compensation expense of approximately $14 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $18 million; expected interest expense, inclusive of issuance costs and debt discounts, net of approximately $120 million; less expected restructuring and other expenses of approximately $5 million; expected provision for income taxes of approximately $13 million; expected pro forma adjustments of approximately $9 million associated with costs previously allocated to Hospitality Solutions.

•Full-year Pro Forma Adjusted EBITDA guidance consists of expected net loss from continuing operations of approximately $132 million; less impact of acquisition-related amortization of approximately $31 million; expected stock-based compensation expense of approximately $68 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $72 million; expected interest expense, inclusive of issuance costs and debt discounts, net of approximately $478 million; expected restructuring and other expenses of approximately $14 million; expected provision for income taxes of approximately $31 million; expected pro forma adjustments of approximately $26 million associated with costs previously allocated to Hospitality Solutions.

First Quarter and Full-Year 2026 Financial Outlook

Sabre's first quarter and full-year 2026 outlook is set forth below:

	Q1 2026	FY 2026
Air Distribution Volumes	Mid-single digit YoY growth	Mid-single digit YoY growth
Revenue	Mid-single digit YoY growth	Mid-single digit YoY growth
Pro Forma Adjusted EBITDA	~$130M	~$585M

Leadership Changes

Today Sabre announced a series of executive leadership changes aligned with our growth strategies and transformation. Unless otherwise noted, these changes are effective February 19, 2026.

•Garry Wiseman is promoted to President, Product and Engineering, with his remit expanded to include leadership of innovation and agentic AI. Mr. Wiseman is now in his fourth year at Sabre and has driven a profound impact following extensive experience at large technology platform companies.
•Shawn Williams is promoted to Executive Vice President and Chief Operating Officer and will lead Sabre’s revenue and commercial operations functions. Mr. Williams moves from his current role as Executive Vice President and Chief Administrative Officer and has a background deep in strategy and enterprise-wide operations leadership at multiple technology firms.
•Andy Finkelstein is promoted to Chief Commercial Officer, Travel Marketplace.
•Dave Medrano is promoted to Chief People Officer.
•Roshan Mendis, Executive Vice President and Chief Commercial Officer, has decided to depart Sabre for another opportunity, and will transition to a senior advisor role until his expected departure in the second quarter of 2026. He has been a superb leader during his many years with Sabre and we wish him continued success.

Conference Call

Sabre will conduct its fourth quarter and full-year 2025 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre Corporation

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit  www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, on its LinkedIn account, and on its X account, @Sabre_Corp. The Company intends to use the Investor Relations section of its website, its LinkedIn account, and its X account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, its LinkedIn account and its X account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website, its LinkedIn account or its X account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The Company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Normalized Adjusted EBITDA, Normalized Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA on a pro forma basis and Free Cash Flow. We do not provide reconciliations of these forward-looking non-GAAP financial measures to the respective GAAP metrics as we are unable to predict the components of the non-GAAP adjustments contained in the guidance with reasonable certainty and without unreasonable effort; however, see "Business and Pro Forma Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Discontinued Operations

On April 27, 2025, we entered into a definitive purchase agreement with an affiliate of TPG (the “Buyer”) pursuant to which the Buyer agreed to purchase our Hospitality Solutions business, and on July 3, 2025, we closed the sale (the “Hospitality Solutions Sale”). The assets and liabilities associated with the Hospitality Solutions Sale are presented as discontinued

operations on our consolidated balance sheet as of December 31, 2024, and the operating results of our Hospitality Solutions business are presented as discontinued operations on our consolidated statements of operations for all periods presented. Unless otherwise noted, results presented are based on continuing operations.

Forward-Looking Statements

Certain statements herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future, including regarding the Company's plan for long-term growth ad value creation, trends in the travel industry, and the use of AI technologies to improve results. Any statements that are not historical or current facts are forward-looking statements and in many cases, you can identify forward-looking statements by terms such as "outlook," “pro forma,” “believe,” “momentum,” “confidence,” “position,” "plan," "expect," “encouraged,” “focus,” “optimistic,” “anticipate,” “will,” “long-term,” “sustainable,” “growth,” “accelerate,” “potential,” “opportunity,” “goal,” “estimate,” "commitment," “temporary,” “continue,” “progress,” “possible,” “outcome,” “assume,” “challenge,” "enhance," "guidance," "strategy," "on track," "objective," "target," "pipeline," "trajectory," "benefit," "forecast," "estimate," "project," "may," "should," "would," "intend," or the negative of these terms, where applicable, or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, the implementation and effects of our growth strategies, the completion and effects of travel platforms, exposure to pricing pressure from travel suppliers, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, our ability to recruit, train and retain employees, competition in the travel distribution industry and solutions industry, failure to adapt to technological advancements, including AI, implementation of software solutions, implementation and effects of new, amended or renewed agreements and strategic partnerships, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, the ability to achieve our cost savings and efficiency goals and the effects of these goals, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, the effects of cost savings initiatives, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, use of third-party distributor partners, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, including the sale of Hospitality Solutions, reliance on the value of our brands, reliance on third parties to provide information technology services and the effects of these services, the effects of any profit enhancing measures we implement, the effects of any litigation, regulatory reviews and investigations, adverse global and regional economic and political conditions, risks related to global conflicts, risks arising from global operations, risks related to our significant amount of indebtedness, including increases in interest rates and our ability to refinance our debt, and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 18, 2026 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

_______________________________
(1)     Adjusted Net Loss, Adjusted EPS, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin, Pro Forma Adjusted EBITDA, Free Cash Flow, and Pro Forma Free Cash Flow are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure. Normalized Adjusted EBITDA is Adjusted EBITDA adjusted for estimated costs historically allocated to Hospitality Solutions. Pro Forma Free Cash Flow is calculated to give effect to the Hospitality Solutions Sale, and we have removed the impact of the $227 million payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025. We believe this presentation will enhance investors' ability to evaluate and compare the Company's operations on a go-forward basis.

Contacts:

Media	Investors
Cassidy Smith-Broyles	Jim Mathias
cassidy.smith-broyles@sabre.com	jim.mathias@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$666,525	$644,862	$2,770,983	$2,744,845
Cost of revenue, excluding technology costs	292,088	265,569	1,206,987	1,146,275
Technology costs	195,290	190,698	711,100	780,749
Selling, general and administrative	157,806	142,504	557,401	575,972
Operating income	21,341	46,091	295,495	241,849
Other expense:
Interest expense, net	(115,483)	(111,839)	(447,829)	(453,274)
Loss on extinguishment of debt, net	(5,498)	—	(90,680)	(37,994)
Equity method income	1,609	747	3,389	2,606
Other, net	(6,041)	(19,765)	391	(20,628)
Total other expense, net	(125,413)	(130,857)	(534,729)	(509,290)
Loss from continuing operations before income taxes	(104,072)	(84,766)	(239,234)	(267,441)
(Benefit) provision for income taxes	(4,812)	(12,457)	16,256	4,107
Loss from continuing operations	(99,260)	(72,309)	(255,490)	(271,548)
(Loss) income from discontinued operations, net of tax	(4,273)	(2,651)	779,452	(7,135)
Net (loss) income	(103,533)	(74,960)	523,962	(278,683)
Net (loss) income attributable to noncontrolling interests	(434)	(262)	(655)	76
Net (loss) income attributable to common stockholders	$(103,099)	$(74,698)	$524,617	$(278,759)

Basic net (loss) income per share attributable to common stockholders:
Loss from continuing operations	$(0.25)	$(0.19)	$(0.65)	$(0.71)
(Loss) income from discontinued operations	(0.01)	(0.01)	1.99	(0.02)
Net (loss) income per common share	$(0.26)	$(0.20)	$1.34	$(0.73)
Diluted net (loss) income per share attributable to common stockholders:
Loss from continuing operations	$(0.25)	$(0.19)	$(0.65)	$(0.71)
(Loss) income from discontinued operations	(0.01)	(0.01)	1.99	(0.02)
Net (loss) income per common share	$(0.26)	$(0.20)	$1.34	$(0.73)
Weighted-average common shares outstanding:
Basic	394,944	385,880	391,707	383,733
Diluted	394,944	385,880	391,707	383,733

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$791,555	$724,479
Restricted cash	118,558	21,039
Accounts receivable, net	311,870	286,601
Prepaid expenses and other current assets	74,055	76,518
Discontinued operations	—	54,581
Total current assets	1,296,038	1,163,218
Property and equipment, net of accumulated depreciation	255,323	233,785
Equity method investments	23,082	22,470
Goodwill	2,384,191	2,383,380
Acquired customer relationships, net of accumulated amortization	159,326	177,874
Other intangible assets, net of accumulated amortization	125,556	137,411
Deferred income taxes	3,874	8,113
Other assets, net	254,738	272,876
Discontinued operations	—	235,802
Total assets	$4,502,128	$4,634,929

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$260,035	$242,992
Accrued compensation and related benefits	103,521	105,533
Accrued subscriber incentives	289,095	265,065
Deferred revenues	58,413	60,200
Other accrued liabilities	256,856	186,563
Current portion of debt	245,651	230,214
Discontinued operations	—	51,207
Total current liabilities	1,213,571	1,141,774
Deferred income taxes	36,614	30,120
Other noncurrent liabilities	173,172	204,041
Discontinued operations	—	15,989
Long-term debt	4,103,208	4,834,776
Redeemable noncontrolling interests	12,057	12,928
Stockholders’ equity
Common stock: $0.01 par value; 1,000,000 authorized shares; 427,366 and 414,754 shares issued, 395,004 and 385,932 shares outstanding at December 31, 2025 and 2024, respectively	4,274	4,147
Additional paid-in capital	3,351,111	3,304,466
Treasury stock, at cost, 32,362 and 28,822 shares at December 31, 2025 and 2024, respectively	(537,197)	(526,789)
Accumulated deficit	(3,802,535)	(4,327,152)
Accumulated other comprehensive loss	(66,656)	(73,747)
Noncontrolling interest	14,509	14,376
Total stockholders’ deficit	(1,036,494)	(1,604,699)
Total liabilities and stockholders’ deficit	$4,502,128	$4,634,929

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Operating Activities
Net income (loss)	$523,962	$(278,683)
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Income (loss) from discontinued operations	(779,452)	7,135
Payment of previously paid-in-kind interest	(199,938)	—
Depreciation and amortization	105,920	109,521
Loss on extinguishment of debt, net	90,680	37,994
Stock-based compensation expense	45,661	49,027
Amortization of upfront incentive consideration	38,225	34,317
Amortization of debt discount and debt issuance costs	28,611	26,634
Paid-in-kind interest	28,327	117,752
Other	(6,264)	6,988
(Gain) on sale of assets	(5,191)	—
Deferred income taxes	5,134	(1,802)
Provision for expected credit losses	1,869	2,194
(Gain) loss on investment fair value adjustment	—	(3,234)
Changes in operating assets and liabilities:
Accounts and other receivables	(65,288)	18,029
Prepaid expenses and other current assets	37,794	4,280
Capitalized implementation costs	(8,563)	(13,085)
Upfront incentive consideration	(23,712)	(9,432)
Other assets	(13,892)	(4,391)
Accrued compensation and related benefits	(18,921)	(31,246)
Accounts payable and other accrued liabilities	126,177	36,971
Deferred revenue including upfront solution fees	(20,003)	(38,720)
Cash (used in) provided by operating activities	(108,864)	70,249
Investing Activities
Additions to property and equipment	(82,887)	(79,527)
Proceeds from sale of assets	9,267	—
Other investing activities	(200)	(300)
Proceeds from sale of investments in securities	—	54,834
Cash used in investing activities	(73,820)	(24,993)
Financing Activities
Payments on borrowings from lenders	(3,686,879)	(1,750,740)
Proceeds of borrowings from lenders	3,098,196	1,755,104
Payments on borrowings under Securitization Facility	(123,450)	(91,300)
Proceeds from borrowings under Securitization Facility	123,250	183,500
Debt prepayment fees and issuance costs	(88,641)	(50,325)
Net payment on the settlement of equity-based awards	(10,410)	(6,667)
Net Receipts on Behalf under TSA	2,183	—
Cash (used in) provided by financing activities	(685,751)	39,572
Cash Flows from Discontinued Operations
Cash (used in) provided by operating activities	(21,659)	345
Cash provided by (used in) investing activities	1,050,242	(4,621)
Cash provided by (used in) discontinued operations	1,028,583	(4,276)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,447	(4,278)
Increase in cash, cash equivalents and restricted cash	164,595	76,274
Cash, cash equivalents and restricted cash at beginning of period	745,518	669,244
Cash, cash equivalents and restricted cash at end of period	$910,113	$745,518
Cash payments for interest	$589,045	$382,966
Capitalized interest	$5,871	$8,056
Non-cash additions to property and equipment	$13	$23

Non-GAAP Financial Measures
We have included both financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as well as certain supplemental non‑GAAP financial measures, including Adjusted Net Loss from continuing operations (“Adjusted Net Loss”), Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and ratios derived from these measures. The non‑GAAP financial measures are presented in addition to, and not as a substitute for, financial results prepared in accordance with GAAP. GAAP financial measures are presented with equal or greater prominence wherever non‑GAAP financial measures are discussed.
Definitions
Adjusted Net Loss is defined as loss from continuing operations adjusted to exclude acquisition‑related amortization; restructuring and other costs; loss on extinguishment of debt, net; other, net; disposition‑related costs; litigation costs, net; indirect tax matters; stock‑based compensation; and the related tax impacts of these adjustments.
Adjusted EBITDA is defined as loss from continuing operations adjusted to exclude depreciation and amortization of property and equipment; amortization of capitalized implementation costs; acquisition‑related amortization; restructuring and other costs; interest expense, net; other, net; loss on extinguishment of debt, net; disposition‑related costs; litigation costs, net; indirect tax matters; stock‑based compensation; and the provision for income taxes.
Normalized Adjusted EBITDA and Pro Forma Adjusted EBITDA are defined as Adjusted EBITDA adjusted for the estimated costs historically allocated to Hospitality Solutions.
Free Cash Flow is defined as cash (used in) provided by operating activities, less cash used for additions to property and equipment.
Pro Forma Free Cash Flow is defined as Free Cash Flow adjusted to give effect to the Hospitality Solutions Sale, and we have removed the impact of the $227 million payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025.
Adjusted EPS is defined as Adjusted Net Loss divided by diluted weighted‑average common shares outstanding.
Purpose and Use by Management
Management and the board of directors use these non‑GAAP financial measures to evaluate trends in our operating performance, assess period‑to‑period comparability, and support internal planning and decision‑making. These measures are particularly useful in evaluating operating performance because historical results have been affected by items that management believes are not indicative of ongoing core operations. In addition, amounts derived from Adjusted EBITDA are used in connection with certain financial covenants under our senior secured credit facilities.
These non‑GAAP financial measures should not be considered measures of liquidity, nor do they represent cash available for discretionary use. Free Cash Flow does not represent residual cash available for distribution and does not reflect all cash requirements of the business. Other companies, including those within our industry, may define or calculate similarly titled non‑GAAP financial measures differently, limiting the usefulness of such measures as comparative tools.
Limitations of Non‑GAAP Financial Measures
Adjusted Net Loss, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and related ratios are not recognized measures under GAAP and have inherent limitations as analytical tools. Accordingly, they should not be considered in isolation or as substitutes for net income (loss), income (loss) from continuing operations, or cash flows from operating activities prepared in accordance with GAAP.
The limitations of these non‑GAAP financial measures include, but are not limited to, the following:
•They exclude certain expenses that are recurring in nature, including stock‑based compensation and amortization of acquired intangible assets.
•Although depreciation and amortization are non‑cash expenses, the assets being depreciated and amortized may require replacement in the future, and Adjusted EBITDA does not reflect the capital expenditures required for these replacements.
•Adjusted EBITDA excludes amortization of capitalized implementation costs related to revenue contracts, which may result in future working capital or cash requirements.
•Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements associated with, working capital.
•Adjusted EBITDA does not reflect interest expense, principal repayments, or other cash requirements necessary to service our indebtedness.
•Adjusted EBITDA does not reflect income tax payments that could reduce cash available to us.
•Free Cash Flow reflects changes in operating assets and liabilities determined under accrual accounting and does not reflect all cash requirements, including mandatory debt service obligations.

•Other companies, including those within our industry, may define or calculate similarly titled non‑GAAP financial measures differently, limiting the usefulness of such measures as comparative tools.
Investor Considerations
Investors are encouraged to review the reconciliation of non‑GAAP financial measures to the most directly comparable GAAP financial measures and to evaluate our operating performance, financial position, and liquidity using GAAP measures in conjunction with, and not in lieu of, these non‑GAAP financial measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of Loss from continuing operations to Adjusted Net Loss from continuing operations and Loss from continuing operations to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Loss from continuing operations	$(99,260)	$(72,309)	$(255,490)	$(271,548)
Adjustments:
Acquisition-related amortization(1a)	7,730	7,819	30,924	32,592
Restructuring and other costs(2)	50,611	1,862	54,426	11,653
Loss on extinguishment of debt	5,498	—	90,680	37,994
Other, net(3)	6,041	19,765	(391)	20,628
Disposition-related costs(4)	(285)	1,347	955	3,923
Litigation costs, net(5)	—	6,384	—	6,875
Indirect tax matters(6)	(1,620)	2,888	(5,656)	21,732
Stock-based compensation	10,889	12,407	45,661	49,027
Tax impact of adjustments(7)	15,478	(9,669)	24,056	11,266
Adjusted Net Loss from continuing operations	$(4,918)	$(29,506)	$(14,835)	$(75,858)
Adjusted Net Loss from continuing operations per share	$(0.01)	$(0.08)	$(0.04)	$(0.20)
Diluted weighted-average common shares outstanding	394,944	385,880	391,707	383,733

Loss from continuing operations	$(99,260)	$(72,309)	$(255,490)	$(271,548)
Adjustments:
Depreciation and amortization of property and equipment(1b)	17,474	15,518	63,573	64,231
Amortization of capitalized implementation costs(1c)	2,733	3,229	11,423	12,698
Acquisition-related amortization(1a)	7,730	7,819	30,924	32,592
Restructuring and other costs(2)	50,611	1,862	54,426	11,653
Interest expense, net	115,483	111,839	447,829	453,274
Other, net(3)	6,041	19,765	(391)	20,628
Loss on extinguishment of debt, net	5,498	—	90,680	37,994
Disposition-related costs(4)	(285)	1,347	955	3,923
Litigation costs, net(5)	—	6,384	—	6,875
Indirect tax matters(6)	(1,620)	2,888	(5,656)	21,732
Stock-based compensation	10,889	12,407	45,661	49,027
Provision for income taxes	(4,812)	(12,457)	16,256	4,107
Adjusted EBITDA	$110,482	$98,292	$500,190	$447,186
Plus estimated costs historically allocated to Hospitality Solutions	8,235	9,638	35,391	37,778
Normalized Adjusted EBITDA	$118,717	$107,930	$535,581	$484,964

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash provided by (used in) operating activities	$139,291	$75,712	$(108,864)	$70,249
Cash used in investing activities	(23,468)	(14,686)	(73,820)	(24,993)
Cash provided by (used in) financing activities	118,657	(6,477)	(685,751)	39,572

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash provided by (used in) operating activities	$139,291	$75,712	$(108,864)	$70,249
Additions to property and equipment	(23,468)	(14,686)	(82,887)	(79,527)
Free Cash Flow	$115,823	$61,026	$(191,751)	$(9,278)

Reconciliation of Free Cash Flow from Discontinued Operations:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash (used in) provided by operating activities from Discontinued Operations	$(2,520)	$7,032	$(21,659)	$345
Additions to property and equipment from Discontinued Operations	(4,657)	(1,410)	(11,101)	(4,621)
Free Cash Flow from Discontinued Operations	$(7,177)	$5,622	$(32,760)	$(4,276)

Non-GAAP Footnotes

(1) Depreciation and amortization expenses:
a.Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
b. Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
c. Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(2) Restructuring and other costs for 2025 primarily represents charges related to the inflation offset program we began implementing in 2026 and in prior periods, charges and adjustments to charges associated with the cost reduction plan we began implementing in the second quarter of 2023.

(3) Other, net includes $18 million of transition services agreement income, net, in 2025, $13 million of debt modification costs in 2025, a gain on the sale of assets of $5 million recognized in 2025, $21 million of debt modification costs in 2024, non-operating gains recognized in 2023, and the impacts of realized and unrealized gains and losses from our investments in securities in 2023 and 2024. In addition, all periods presented include non-operating gains and losses as well as foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(4) Disposition-related costs represent fees and expenses incurred associated with disposition-related activities.

(5) Litigation costs, net represent charges associated with antitrust litigation.

(6) Indirect tax matters represents charges and adjustments to charges associated with certain DST related to historical periods, which may ultimately be settled in cash, and certain foreign non-income tax litigation matters.

(7) The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible,

and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, valuation allowances and other items.